Exhibit 4.43

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC,” excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for purposes of this agreement) as of August 18 of 2017.

by and between the following parties:

(1)	LENDER: Shanghai Renren Automobile Technology Company Limited.

Registered Address: Room 917-918, ,No328, Jiajian Road Jiading District, Shanghai, China

Legal Representative: Liu Jian

and

(2)	BORROWER: Ren Jintao

PRC Identification Card No: 110102197805152331

Address: No.222 of Third Floor, No.33 of Beiwaxili, Haidian District, Beijing, China

(individually, a “Party” and collectively, the “Parties”)

WHEREAS:

Borrower desires to borrow from the Lender, and the Lender desires to lend to the Borrower, an aggregate principal amount of Renminbi Forty-nine million, Five Hundred Thousand Yun (RMB 49,500,000), pursuant to the terms and conditions set forth herein.

THEREFORE, the Parties, through friendly negotiation based on equal and mutual benefit, agree as follows:

1.	Principal Amount of the Loan

Subject to the terms and conditions set forth in this Agreement, Lender has agreed to lend to the Borrower, the principal amount of RMB 49,500,000 (the “Loan”). Such Loan shall be interest-free throughout the term of the Loan.

2.	Loan Terms

2.1	The term for such Loan will be ten (10) years, calculated from the date when the Borrower actually draws the Loan. The term under this Agreement shall be automatically extended for another ten years unless written notice to the contrary is given by the Lender three months prior to the expiration of this Agreement.

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2.2	The Lender and the Borrower jointly agree and confirm that the Borrower shall not repay the Loan in advance except with the Lender's prior written approval or the expiration of this Agreement. The Borrower shall repay the Loan by using all the funds obtained by him from transferring all of the Borrower's equity in Shanghai Renren Automobile Technology Company Limited (“Renren Automobile”), a company incorporated under the laws of the People’s Republic of China to Lender or to any other third party designated by the Lender. In case the funds received by the Borrower from transferring the aforesaid equity is subject to any tax or administrative expenses, the Borrower shall only be obliged to repay the net portion of such funds (after deducting any applicable tax and expenses) to the Lender. When all of such Borrower’s equity in Renren Automobile is transferred as stipulated above and if all the fund thereof is repaid to the Lender by the Borrower, all the outstanding Loan hereunder shall be regarded as repaid.

2.3	The Lender and the Borrower agree and confirm that the Borrower shall immediately repay the Loan in case any one of the following occurs:

2.3.1	The Borrower dies or becomes a person with no or limited capacity for civil rights;

2.3.2	The Borrower commits crime or is involved in crime;

2.3.3	Any third party claims debt of the Borrower exceeding RMB 10,000,000 (RMB 10,000,000) which the Borrower is not able to repay;

2.3.4	There are no legal restrictions for foreign investors to directly invest in the value-added telecommunication business under PRC law; or

2.3.5	the Lender issues a written notice to the Borrower for repayment of the Loan.

3.	Conditions Precedent to the Disbursement of the Loan

3.1	The Lender shall not be obliged to make any disbursement of the Loan unless all of the following conditions have been satisfied or waived by the Lender:

3.1.1	All the representations and warranties made by the Borrower are correct, accurate, complete and not misleading.

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3.1.2	The Borrower is not in breach of the covenants and undertakings made by such Borrower in Section 5 hereof.

3.1.3	The Parties have executed an Equity Option Agreement (“Option Agreement”), pursuant to which the Borrower grants to the Lender or its designated person (legal or natural) an exclusive option to purchase all of the Borrower’s equity interest in Renren Automobile, to the extent permitted under PRC laws.

3.1.4	The Parties have executed an Equity Interest Pledge Agreement (“Pledge Agreement”), pursuant to which the Borrower pledges all of his equity interest in Renren Automobile to the Lender, to the extent permitted under PRC laws.

4.	Representations and Warranties

4.1	The Borrower makes the following representations and warranties to the Lender, and confirms that the Lender executes and performs this Agreement in reliance of such representations and warranties:

4.1.1	The Borrower has the full capacity and power to enter into this Agreement;

4.1.2	The execution of this Agreement of the Borrower will not violate any law or binding obligations of the Borrower;

4.1.3	This Agreement shall constitute a binding obligation of the Borrower, enforceable against him in accordance with its terms upon its execution;

4.1.4	The Borrower neither commits criminal behaviors nor is involved in criminal activity;

4.1.5	Except for the option under the Option Agreement and the pledge under the Pledge Agreement, without the prior consent of the Lender, the Borrower shall not create any pledge over part or whole of the Borrower's right in Renren Automobile or any priority for any third party where the beneficiary is neither the Lender nor its subsidiaries or affiliates;

4.2	The Lender makes the following representations and warranties to the Borrower:

4.2.1 The Lender is a company registered and validly existing under the laws of PRC;

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4.2.2	The execution and performance of this Agreement by the Lender is in compliance with the power of the Lender. The Lender has taken proper measures and has gained authorizations and approvals from all third parties and governmental departments or agencies, to execute and perform its obligations under this Agreement in accordance with the limitations of the laws and contracts which are binding or bear influences over the Lender; and

4.2.3	This Agreement shall constitute the legal, valid and binding obligations of the Lender, enforceable against the Lender in accordance with its terms upon its execution.

5.	Covenants and Undertakings of Borrower

5.1	The Borrower, as a shareholder of Renren Automobile, hereby undertakes to, and shall cause Renren Automobile, to observe the following terms with all efforts during the term of this Agreement:

5.1.1	It shall not modify in any way its articles of association or alter its shareholding structure without the prior written consent of the Lender;

5.1.2	It shall not transfer or dispose of any material asset, or create any other security interest neither for the Lender nor for its subsidiaries / affiliates over the same without the prior written consent of the Lender;

5.1.3	It shall not provide any warranty or assume any debt for any third party which is beyond its normal daily business scope without the prior written consent of the Lender;

5.1.4	It shall not enter into any material contracts without the prior written consent of the Lender, except those entered into in the ordinary course of business (for the purpose of this paragraph, any contract with a value exceeding RMB 100,000 shall be deemed to be a material contract);

5.1.5	It shall not extend any loan or credit to any party without the prior written consent of the Lender;

5.1.6	It shall not merge with or invest in any third party without the prior written consent of the Lender;

5.1.7	It shall not declare in any way any bonus or dividends for its shareholders without the prior written consent of the Lender;

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5.1.8	It shall not conduct any business that is beyond the normal course of business;

5.1.9	It shall not change or dismiss an executive director or to dismiss and replace any senior management members;

5.1.10	It shall not make significant adjustment to its business operation model, marketing strategy, operation policy or client relationship; and

5.1.11	It shall not have any of its subsidiaries do any of the foregoing.

5.2	The Borrower further commits to the Lender, during the term of this Agreement, as follows:

5.2.1	he shall take all the measures to guarantee and maintain his identification and status as a shareholder of Renren Automobile;

5.2.2	he shall not transfer or dispose of any of his equity interest or other rights or powers pertinent to his equity interest in Renren Automobile;

5.2.3	he shall procure that the shareholders' meeting of Renren Automobile shall not pass any decision about its merger with or investment in any third party without the prior written consent of the Lender;

5.2.4	he shall not carry out any action bearing material influences on the assets, business, obligations or liabilities of Renren Automobile without prior written consent of the Lender;

5.2.5	he shall immediately and unconditionally transfer all or part of his equity interest in Renren Automobile to the Lender or any third party designated by the Lender in accordance with PRC laws and, where applicable, procure all the other shareholders of Renren Automobile waive any prior right over purchasing such shares, as required by the Lender;

5.2.6	he shall strictly observe his commitments and guarantees under this Agreement and other related agreements.

5.3	The Borrower hereby covenants and undertakes that upon the signing of this Agreement, the Borrower shall:

5.3.1	pledge all equity interest in Renren Automobile held by the Borrower for the benefit of Lender to guarantee the due repayment of the Loan hereunder, and enter into the Pledge Agreement with Lender;

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5.3.2	deliver a power of attorney to appoint and authorize individuals designated by the Lender to exercise the rights and powers pertinent to the equity interest in Renren Automobile held by the Borrower;

5.3.3	confirm and agree that the Lender shall have the right to acquire or to designate any third party of its choice to acquire from time to time part or all of the equity interest of Renren Automobile from the Borrower at an agreed price pursuant to the Option Agreement.

6.	Default

If the Borrower fails to perform his repayment obligation pursuant to this Agreement, an overdue interest at the rate of 0.01% per day upon the outstanding amount of the Loan shall be payable to the Lender.

7.	Confidentiality

7.1	The Parties acknowledge and confirm to take all possible measures to keep confidential all the confidential materials and information (the “Confidential Information”) they get to know by this Agreement.

The Parties shall not disclose, provide or transfer such Confidential Information to any third party without the prior written consent of the other Party. In case of the termination of this Agreement, the receiving party of the Confidential Information shall return or destroy all the files, materials or software as required by the disclosing party, and delete any of the Confidential Information from any memory equipments and discontinue using such Confidential Information.

7.2	The Parties agree that this Section 7 shall survive the modification and termination of this Agreement.

8.	Notices

Unless a written notice of change of address is issued, all correspondence relating to this Agreement shall be delivered in person, or by registered or prepaid mail, or by recognized express services or facsimile to the addresses appointed by the other party from time to time.

9.	Governing Law and Dispute Settlement

9.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

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9.2	The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, either party may submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) Beijing headquarter for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This article shall not be affected by the termination or elimination of this Agreement.

9.3	In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

10.	Force Majeure

10.1	Force Majeure refers to any accident which is beyond a Party's control and is inevitable with the reasonable care of the other Party who shall be influenced, including but not limited to governmental activity, natural force, fire, explosion, storm, flood, earthquake, tide, lightening or war. However, the credit, capital or shortage of financing shall not be deemed as the matters beyond one Party's reasonable control. The Party influenced by the Force Majeure and seeking for exemption hereunder shall notify the other Party as soon as possible and inform the other Party of the measures to take in order to accomplish the performance of this Agreement.

10.2	In case the performance of this Agreement is delayed or cumbered by the above-referenced Force Majeure, the Party who is influenced by the Force Majeure shall not bear any liability within the scope of delay and cumbrance, and shall take all the proper measures to reduce or eliminate the influence of Force Majeure, and shall make efforts to renew the performance of its obligations hereunder which has been delayed or cumbered by the Force Majeure. Each Party shall try its best to restore the performance of this Agreement once the Force Majeure is eliminated.

11.	Effective Date

This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Lender and the Borrower confirm that the Loan was duly and fully extended by the Lender prior to the execution of this Agreement.

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12.	Miscellaneous

12.1	Any modification, termination or waiver of this Agreement shall not take effect without the written consent of each party.

12.2	Any appendix attached hereto shall be of the same effect as this Agreement.

12.3	The Borrower shall not transfer his rights and obligations hereunder to any third party without the prior written consent of the Lender.

12.4	In case any terms and stipulations in this Agreement is regarded as illegal or cannot be performed in accordance with the applicable law, it shall be deemed to be deleted from this Agreement and lose its effect and this Agreement shall remain its effect and be treated as without it from the very beginning. Each Party shall replace the deleted stipulations with those lawful and effective ones, which are acceptable to the Lender, through mutual negotiation.

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

LENDER: Shanghai Renren Automobile Technology Company Limited.

(Company Seal: /s/ Shanghai Renren Automobile Technology Company Limited.)

By:	/s/ Liu Jian
Authorized Representative: Liu Jian

BORROWER: Ren Jintao

By:	/s/ Ren Jintao

[SIGNATURE PAGE TO LOAN AGREEMENT]

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